Exhibit 4.18

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “The NI 43-101 Technical Report Mutanga Project, Located in Southern Province, Republic of Zambia” dated March 19, 2009, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp.

Dated: January 7, 2013

/s/ Malcolm Titley
Malcolm Titley, B.Sc., MAusIMM, MAIG CSA Global (UK) Ltd.